Shutterfly, Inc. Quarterly Bonus Plan (CEO & eStaff)

The Shutterfly, Inc. Quarterly Bonus Plan is designed to recognize and reward employees who consistently exceed our high standards and who are committed to delivering world-class products and services.

Key Plan Components

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Company and individual performance: Performance goals for both Company financial targets and individual performance are set, measured and rewarded on a quarterly basis. These measurement periods allow all participants to focus and execute on key objectives in each quarter.

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Quarters are measured independently: Quarters 1-3 provide 20% of the annual opportunity. Q4 provides 40% to align rewards with cash-flow, revenue and profit, and to encourage achievement of any full-year objectives.

•	Bonus funding: Quarterly Company performance against pre-determined goals determines the overall bonus pool funding as follows:
•At Threshold Company Performance = 75% bonus pool funding
•At Target Company Performance = 100% bonus pool funding
•At Maximum Company Performance = 125% bonus pool funding
• Threshold performance: The Company must achieve its minimum (threshold) financial objectives in order for any bonuses to be paid.

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Quarterly limit: Individual quarterly bonus awards are limited to the same percent as the overall pool funding. Awards may not be increased above this funding percent, but are subject to discretionary reduction to reflect individual performance.

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Annual Company performance funding – full year true-up: Annual Company performance between Target and Maximum, as measured by adding the four quarterly Target and Maximum goals and comparing to full-year achievement, will fund the CEO and eStaff bonuses from 100% to 200% for the year, subject to discretionary reduction for individual performance and for quarterly bonuses previously paid for the year.

• Bonus Award Funding as a percent of target bonuses is determined from the following table:

Bonus Award Funding
Bonus Period:	Based on results from:	Weighting:	Company Performance Level*
			Below Threshold	Threshold	Target	Maximum
Q1, Q2, Q3, Q4	Quarter	20%: Q1-Q3, 40%: Q4	0%	75%	100%	125%
Full Year	Full Year	Full Year True-Up	0%	75%	100%	200%
*Performance between Threshold and Target, or Target and Maximum will be interpolated on a straight-line basis to the nearest whole percent

Quarterly Bonus Calculation Example:

Determine the quarterly bonus target opportunity:

Annual Base Pay	x	Bonus Target	=	Annual Bonus Target	x	Quarterly Weight*	=	Quarterly Target
$200,000	x	40%	=	$80,000	x	20%*	=	$16,000
*This example uses a 20% quarterly weight. The plan uses 20% for Q1-Q3 and 40% in Q4.

If Company performance is at Maximum:

Quarterly Target	x	Bonus Award Funding %	=	Funded Bonus, subject to reduction
$16,000	x	125%	=	$20,000
Annual True-Up Bonus Calculation Example:
If Company annual performance is halfway between Target and Maximum, generating 150% funding, and the sum of your quarterly bonuses already paid/calculated for Q1-Q4 is $100,000:

Annual Target	x	Annual Funding	=	Full Year Funding	(-)	less Already Paid	=	Full Year True-Up, subject to reduction
$80,000	x	150%	=	$120,000	-	$100,000	=	$20,000

Plan Details

Participation: Eligible positions are identified each year. Eligibility in one year does not guarantee eligibility in future years. Employees may contact Human Resources to determine whether or not they are eligible. Employees hired or promoted into eligible positions before the start of a quarter are eligible to earn a bonus for the next quarter if performance criteria are met. Employees hired or promoted into eligible positions on or after the start of a quarter are not eligible to participate for that current quarter. Employees who participate in another bonus plan are not eligible. This Plan replaces any prior quarterly bonus program.

Bonus Target: Participants are assigned an incentive bonus target based on their position in the Company. This target is identified as a percentage of the ending quarterly base salary.

Performance Plan: Participants meet with their managers at the start of a quarter to establish a performance plan, identifying specific objectives and expected achievements. At the end of a quarter, managers assign a performance rating to each participant based upon performance.

Company Performance: Each quarter, Company financial objectives will be established, including a minimum EBITDA margin and a minimum (threshold) revenue amount. In order for any bonuses to be earned, the Company must meet or surpass both measures. The better the Company performs – the more bonus funding is available.

Individual Performance: Individual performance ratings are calculated each quarter based upon performance and achievement of objectives and competencies.

Payments: Plan awards are determined based on both Company performance and individual performance, and are subject to additional modifications, including possible reductions, based on management discretion. If the Company fails to achieve the minimum financial objectives, or the participant fails to meet the necessary individual performance conditions, no bonus will be earned for that measurement period.

Payment Eligibility Conditions: In addition to meeting at least the minimum thresholds for Company performance and individual performance, participants are also subject to the following conditions:

•	A participant on an approved leave of absence during any portion of the performance period shall be eligible for a pro-rated bonus.

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Bonuses are not earned until paid. A participant whose employment ends before the payment date will not be eligible to earn a bonus. Plan awards will generally be paid on the next regular payday following the public announcement of quarterly financial performance and after the bonus is reasonably calculable. Plan awards are subject to all applicable taxes and withholdings.

Plans Changes: To the extent permitted by law, the Company reserves complete discretion and rights to amend, modify or terminate this program at any time without notice.

Recoupment Policy: The Company’s Executive Officer Recoupment Policy, in addition to any requirements imposed pursuant to applicable law, including the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act, shall apply to all bonuses paid from this plan.

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The Company will not be bound by or liable to any employee for any representation, promise or inducement made by any person that is not embodied in this program or in any authorized written modification or amendment to this plan. Nothing here alters the “at will” employment relationship with the Company, as described in the employee handbook. Neither the program nor the transactions authorized under the program constitute an express or implied promise of continued employment for any period. Nothing in the program shall interfere with or limit in any way the right of the employee or the Company to terminate employment at any time, with or without cause or notice.